ASSET PURCHASE AGREEMENT


     Asset Purchase Agreement (the "Agreement") effective this 1st day of March, 1998 by and among Fronteer Financial Holdings, Ltd. and Fronteer Marketing Group, Inc. (collectively "Seller") and North Country Yellow Pages, Inc. and Dennis W. Olson (collectively "Buyer").


     WHEREAS, Seller desires to sell and Buyer desires to buy, upon the terms and subject to the conditions of this Agreement, the business, assets and the assumption of certain specified liabilities, that are related to and utilized in the Seller's directory and telemarketing business located in Bismarck, North Dakota, (the "Bismarck Operations").

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                               Purchase of Assets


     1.1 Assets to be Sold. Subject to the terms of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer's successors and permitted assigns, forever, all of Seller's right, title, interest and claims in and to the assets, properties, rights, claims, contracts and business of every kind, character and description, whether tangible or intangible, real, personal or a combination thereof, accrued, contingent or otherwise, which are utilized in, related to or accounted for as part of the Seller's directory and telemarketing business in Bismarck, North Dakota (collectively referred to hereinafter as the "Bismarck Assets").

     (a) Except as set forth in Section 1.2 herein, all personal property and other tangible assets which are owned, held, or leased (to the extent of the lessee's interest therein), by Seller and used in or related to the Bismarck Operations, including without limitation the equipment, vehicles, furniture, office furnishings, telephone, computer and communications hardware and software specifically set forth or described on Schedule 1.1(a) hereto (collectively referred to hereinafter as the "Tangible Personal Property");

     (b) The condominium set forth or described on Schedule 1.1(b) hereto, together with the improvements and fixtures located thereon;

     (c) The real property set forth or described on Schedule 1.1(c) hereto, together with the buildings, improvements and fixtures located thereon, but subject to any and all existing liens and encumbrances;

     (d) The trade and other accounts receivable, claims, demands, judgments, rights, bills and notes receivable (other than inter-company accounts and notes) (collectively referred to hereinafter as the "Receivables"), relating to the Bismarck Operations and set forth or described on Schedule 1.1(d) hereto; to the extent the Receivables can be assigned, with consent of third parties where required;

     (e)  All  financial,   marketing,  personnel  and  other  records,  product
literature, advertising customer lists and files, which are utilized by or related to the Bismarck Operations;

     (f) Seller's rights and claims under and to all contracts, agreements, arrangements, vendor orders, customer orders, pre-payments, advances, deposits and commitments set forth or described on Schedule 1.1(f) hereto; to the extent such rights, claims and interests can be assigned, with the consents of third parties where consents are so required;

     (g) Except as set forth in Section1.2 hereof, all other intangible assets, including without limitation, trade secrets, know-how, proprietary or technical information, trademarks, tradenames, service marks, and licenses or agreements to use any of the foregoing, which are utilized by or related to the Bismarck Operations, including without limitation those intangible assets set forth or described on Schedule 1.1(g) hereto; and

     (h) The checking account held at BNC National Bank (Account # 606231) subject to a reconciliation to be conducted jointly by the parties on the day prior to the Closing (as defined hereinafter) in accordance with the reconciliation formula set forth on Schedule 1.1(h) hereto.

     1.2 Excluded Assets. The Bismarck Assets shall not include any right, title or interest of Seller in, to or under any of the following:

     (a) Except for the BNC National Bank Checking Account #606231 and that portion of the account balance assigned to Buyer on Schedule 1.1(h), all cash, deposits, bank accounts, certificates of deposit, securities and other cash equivalents as of March 1, 1998;

     (b) All inter-company accounts and notes;


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



     (c) All rights to the names Fronteer Financial Holdings, Ltd. and Fronteer Marketing Group, Inc. and any variations thereof and any and all trademarks or service marks which embody such names, except that Seller grants to Buyer a revocable nonexclusive license to use the name Fronteer Directory Company upon the following limited conditions;

          (i) during the license period Buyer shall use the name Fronteer Directory Company only to assist in the collection of the receivables set forth in Schedule 1.1(d) hereto;

          (ii) Buyer shall not use the name Fronteer Directory Company in any other manner or for any other purpose;

          (iii) Buyer shall, anytime it uses the name Fronteer Directory Company, limit the use of the name to the following specific phrase "Formerly Known As Fronteer Directory Company" and shall not use the name in any other form or context; and

          (iv) Buyer's  nonexclusive  license shall  terminate on the earlier of
     (a) the date on which all receivables set forth on Schedule 1.1(d) are collected or such collection is abandoned by Buyer; (b) Seller terminates Buyer's license upon Notice as provided in Section 7.5 hereof; or (c) December 31, 1998; and

     (d) Any equipment, fixtures, receivables, contracts, agreements, rights or instruments not purchased or assumed by Buyer pursuant to this Agreement.

     1.3 Purchase Price. The Buyer shall pay as a portion of the purchase price for the Bismarck Assets 493,500 shares of the voting common stock of Fronteer Financial Holdings, Ltd. (the "Shares"). At the Closing (as defined hereinafter) the Shares shall be endorsed in blank by the execution by Buyer of a blank stock power or, at Seller's option to Fronteer Financial Holdings, Ltd.

     1.4 Assumption of Obligations. At the Closing (as defined hereinafter) Buyer shall assume those obligations and duties of Seller specifically relating to the Bismarck Operations evidenced by those contracts, agreements, equipment leases, arrangements, commitment and vendor and customer orders and accounts specifically set forth in this Agreement, or on Schedule 1.4, hereto. Except as expressly provided elsewhere in this Agreement and on Schedule 1.4, Buyer shall not assume and shall not be liable for the payment, performance or discharge of any debts, obligations or commitments of Seller, whether relating to the Bismarck Operations or otherwise.

                                   ARTICLE II

                    Representations and Warranties of Seller


     Seller hereby makes the following representations and warranties to Buyer:

     2.1 Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado. Seller has all requisite corporate power and authority to own and use the Bismarck Assets and to transact the business in which it is engaged.

     2.2 Corporate Power and Authority. The Board of Directors of Seller has duly approved this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, reorganization or insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and by general principles of equity.

     2.3. Taxes. All tax liabilities to which the Bismarck Assets may be subject have been paid and discharged except for taxes assessed but not yet payable.

     2.4 Availability of Documents. Seller has made available for inspection by Buyer, true, correct and complete copies of all contracts, agreements, leases, commitments, deeds, policies of insurance and other materials referred to or described on any Schedule attached or related to any such document or item referred to on such Schedules.


                                   ARTICLE III

                     Representations and Warranties of Buyer


     3.1 Due Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of North Dakota. Buyer has the corporate power and authority to own and use its properties and to transact the business in which it is engaged.


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



     3.2 Corporate Power and Authority. The Board of Directors of Buyer has duly approved this Agreement and the transactions contemplated hereby, and no further corporate action or approval is required in order to permit Buyer to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, reorganization, insolvency or similar laws of general application relating to or affecting the enforcement of rights of creditors and by general principles of equity. The making and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with the Certificate of Incorporation or Bylaws of the Buyer.

     3.3 Litigation. There are no actions, suits, claims proceedings, investigations or grievances, whether in equity or at law, pending, or to the best knowledge of Buyer, threatened against or affecting Buyer before any court or agency in which it is sought to restrain or prohibit or obtain damages in respect to the consummation of the purchase and sale of the Bismarck Assets or any of the transactions contemplated hereby. Buyer is, to the best of its knowledge, not in default with respect to any order, writ, injunction or decree of any court or agency with respect to the consummation of the purchase and sale of the Bismarck Assets or any of the transactions contemplated hereby.

     3.4 Consents. Except as has been obtained by Buyer, no consents, approvals, authorizations or orders of any court, agency or other person or entity are required in order to permit Buyer to consummate the transactions contemplated hereby.

     3.5 Shares Free and Clear. Buyer has, and at the Closing (as defined hereinafter) will have, good and marketable title to the Shares free and clear of any and all options, rights, pledges, mortgages, security interests, liens and other encumbrances whatsoever.

     3.6 Use of Names. As of the Closing (as defined hereinafter) Buyer will cease using the names Fronteer Financial Holdings, Ltd. and Fronteer Marketing Group, Inc. and any variations thereof and any and all trademarks or servicemarks which embody such names, except as provided in Section 1.2(c) above.

     3.7  Liabilities.  Those  liabilities and obligations set forth on Schedule
1.4 hereof, represent all of the liabilities and obligations, except for the accrued vacation benefits of Patti Muskik in the amount of $3,109.38, relating to, arising out of or in connection with the Bismarck Operations.

     3.8 Continuous Operation by Buyer. Buyer and its principal shareholders, officers and directors, have operated the Bismarck Operations since its inception and, as such, they and each of them have actual knowledge of the condition of the Bismarck Assets, including without limitation, the physical, structural and operational condition of the Tangible Personal Property, real property, condominium and automobiles, the condition of and marketability of Seller's title to the Bismarck Assets, and the contamination , if any, of the Bismarck Assets by hazardous or toxic waste or other environmental contaminant.

     3.9 Full Disclosure. No representation or warranty of Buyer made in this Agreement, nor any written statement, schedule or certificate furnished to Seller by Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statement or facts contained herein or therein not misleading. Buyer has not withheld nor will it withhold from Seller, knowledge of any events, conditions or facts of which Buyer has knowledge and which may materially or adversely affect the Bismarck Assets, the Bismarck Operations or the business conducted at the Bismarck Operations.

     3.10 Assumption of Risk. Buyer warrants that it has taken such actions as it deems necessary to ensure that the transfer of ownership of the condominium described in Schedule 1.1(b), does not violate or otherwise contravene the applicable condominium laws or association rules. Buyer assumes the risk of any action taken by the condominium association, its agent or any condominium owner to prevent Buyer from acquiring Seller's interest in the condominium or from using the condominium or any amenities associated therewith.

                                   ARTICLE IV

                                     Closing

     4.1 Date and Place of Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Bismarck Assets shall be consummated at a Closing on May 18, 1998 or such other date as the parties mutually agree, to be held at the offices of Birge & Mayers, P.C., Denver, CO., or such other place as mutually agreed upon by the parties (the "Closing"). Except as otherwise provided herein, upon execution of this Agreement, title to the Bismarck Assets shall be deemed to pass from Seller to Buyer as of 12:01 a.m., Denver, Colorado time, on the day of Closing.

     4.2 Conditions to Buyer Obligations. The obligations of Buyer to consummate the transactions contemplated in this Agreement shall be subject to the satisfaction of each of the following conditions by Seller on or before Closing, subject, however, to the right of Buyer to waive any one or more of such conditions:

     (a) Conveyances. Seller shall execute and deliver to Buyer, in a form reasonably satisfactory to Buyer, (i) an assignment of Seller's leasehold interest in, and claims, rights and benefits to and under, the leases to be transferred to and assumed by Buyer, pursuant to Section 1.4; (ii) quit claim deeds transferring Seller's right, title and interest in and to the real properties transferred to Buyer pursuant to Sections 1.1(b) and (c); (iii) bills of sale conveying to Buyer all items of personal property, including the Tangible Personal Property, included among the Bismarck Assets; (iv) a reconciliation of and documents reasonably necessary to transfer ownership of Account # 606231 held at BNC National Bank; (v) all other conveyances, bills of sale, assignments, endorsements and instruments of transfer as shall be reasonably necessary or appropriate to carry out the intent of this Agreement, and as shall be reasonably sufficient to vest in Buyer, Seller's right, title and interest in and to the Bismarck Assets, except those Bismarck Assets which are leased, to which Buyer will acquire the interest of Seller as lessee.

     4.3 Conditions to Seller Obligations. The obligations of Seller to consummate the transactions contemplated in this Agreement shall be subject to the satisfaction of each of the following conditions by Buyer on or before the Closing, subject, however, to the right of Seller to waive any one or more of such conditions:

     (a) Delivery of Shares. Buyer shall deliver to Seller the Shares free and clear from all options, pledges, mortgages, security interests, liens and other encumbrances whatsoever.

     (b) Assignment of Leases. Buyer shall deliver to Seller the executed consents of the lessors, to the assignments of the leases set forth on Schedules 1.1(a) and 1.4, along with such documents as are satisfactory to Seller, removing Seller as the lessee, sublessee, obligor or guarantor under such leases.

     (c) Letter of Credit. Buyer shall deliver to Seller a letter of credit in an amount and in form and substance satisfactory to Seller and to the lessor on the Matrix Lease described on Schedule 1.4, which removes Seller as an obligor or guarantor under the current letter of credit, note and security agreement securing the Matrix Lease.

     (d) Payment of Liabilities. Buyer shall deliver to Seller evidence of payment satisfactory to Seller that those obligations assumed by Buyer in
Schedule 1.4 hereto, have been paid in full.

     (e) Transfer of Condominium. Buyer shall obtain at Buyer's expense such approvals as may be necessary to transfer Seller's right, title and interest in the Condominium to Buyer.

     (f) Vehicle Inspections. Buyer shall obtain at Buyer's expense such inspections and permits as are required by the state and local governments in the various states where each vehicle is maintained as may be necessary or appropriate to transfer Seller's right, title and interest in such vehicles to Buyer.

     (g) Pledge of Shares. Dennis W. Olson ("Olson") shall pledge, as further security for the performance by Buyer of the Matrix and Wilton Leases described in Schedule 1.4, 68,000 Shares (the "Pledge Shares"), which shall be in addition to the Shares delivered by Buyer at Closing as the purchase price. Olson shall take such actions and execute such documents, including delivering the Pledge Shares to Seller, together with a blank stock power executed by Olson, as Seller deems necessary or appropriate, in its sole discretion to perfect a security interest in the Pledge Shares in favor of Seller.

     4.4 Expenses, Further Obligations. In addition to the foregoing, the parties agree as follows:

     (a) Prorations. Any real estate and personal property taxes and utility charges for the tax year and utility billing period, including the date of Closing, shall be prorated between the Buyer and Seller as set forth on Schedule 4.4(a) hereto.

     (b) Transfer Taxes and Fees. Sales, use and other taxes (except taxes based on income), real estate transfer and documentary fees and filing and recording fees incident to the transfer of the Bismarck Assets shall be paid by Buyer.


                                   ARTICLE V.

                                 Indemnification


     5.1 Seller's  Losses.  Buyer  agrees to indemnify  Seller and save and hold
Seller harmless from, against, for and in respect of any and all damages (including leases, obligations, liabilities, liens, claims, deficiencies, costs and expense, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court or agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish the right of Seller to indemnification hereunder (collectively referred to as "Seller's Losses") suffered, sustained, incurred or required to be paid by Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any material respect; (ii) any failure by Buyer to observe or perform its obligations and agreements set forth in this Agreement; (iii) any failure by


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


Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement; or (iv) any liability arising with respect to the conduct of the Bismarck Operations subsequent to the Closing.

     5.2 Buyer's Losses. Seller agrees to indemnify Buyer and save and hold Buyer harmless from, against, for and in respect of any and all damages (including leases, obligations, liabilities, liens, claims deficiencies, costs and expenses), including, without limitation, reasonable attorneys' fees and costs, incurred to comply with injunctions and other court or agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish the right of Buyer to indemnification hereunder (collectively referred to as "Buyer's Losses") suffered, sustained, incurred or required to be paid by Seller by reason of (i) any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by Seller to observe or perform its obligations and agreements set forth in this Agreement; or (iii) any liability arising with respect to the conduct of the Bismarck Operations prior to the Closing.


     5.3 Notice of Loss. Notwithstanding anything herein contained, neither Buyer nor Seller shall have any liability under the indemnity provision of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (as hereinafter defined), and, in addition, if such matter arises out of a suit, action, investigation, claim or proceeding, such notice is given promptly after the Indemnified Party (as hereinafter defined) shall have been given notice of the claim or the commencement of the suit, action, investigation, claim or proceeding. Failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article V except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses,
Seller  shall  constitute  the  Indemnifying   Party  and  Buyer  shall  be  the
Indemnified Party. With respect to Seller's Losses, Buyer shall be the Indemnifying Party and Seller shall constitute the Indemnified Party.

     5.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own cost and expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume the defense of the matter or cause. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding, or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters in a timely manner, the Indemnified Party shall not be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

                                   ARTICLE VI

                                   Termination

     6.1 Termination.

     (a) This Agreement may be terminated and abandoned at any time prior to or on the date of Closing:

          (i) By the mutual consent in writing of Buyer and Seller;

          (ii) By Buyer in writing if any of the material conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing.

          (iii) By Seller in writing if any of the conditions to the obligations
     of  Seller   contained   herein  shall  not  have  been  satisfied  or,  if
     unsatisfied, waived as of the Closing; or

          (iv) By Buyer or Seller in writing if the Closing shall not have occurred by midnight on May 18, 1998.

     6.2 No Further Force or Effect. In the event of a termination or abandonment of this Agreement pursuant to the provisions of Section 6.1 hereof, this Agreement shall be of no further force or effect, except for Section 7.2 hereof, which shall not be affected by the termination of this Agreement.

                                   ARTICLE VII


                                  Miscellaneous

     7.1 Arbitration. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance or termination, which the parties hereto are unable to resolve within a reasonable time after written



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

notice by one party to the other of the existence of such controversy or dispute, shall be determined by arbitration. Such arbitration shall be in accordance with the rules and procedures then in effect of the American Arbitration Association. Any such arbitration, including the rendering of any award, shall take place in Bismarck, ND. Any award of the arbitrator(s) will be final, and a judgment on such award may be entered in any court having jurisdiction.

     7.2 Expenses. Except as otherwise expressly provided herein, Seller and Buyer shall each pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, fees of its respective counsel, accountants and other experts, whether or not the transactions contemplated hereby be consummated.

     7.3 Brokerage Commissions. Each party hereto represents and warrants to the other party that there are no claims for, or rights to, brokerage commissions or agent's or finder's fees resulting from any action taken by it in connection with the transactions contemplated by this Agreement.

     7.4 Substitution of Affiliate. Buyer shall be entitled to assign and delegate its rights, interests and obligations hereunder to any subsidiary or other affiliate of Buyer (whether or not the subsidiary is wholly-owned by Buyer) upon written notice to Seller prior to or on the Closing. In the event Buyer does so assign and delegate its rights, interests and obligations hereunder, Buyer shall guarantee the performance by such subsidiary or affiliate of all obligations assigned by Buyer hereunder.

     7.5 Notices. All notices, consents, requests, instructions, approvals and/or communications provided for herein, shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (a) If to Seller:

         Gary Cook
         1700 Lincoln Street
         32nd Floor
         Denver, CO  80203


         With a copy to:
         Thomas D. Birge, Esq.
         Birge & Mayers P.C.
         1700 Broadway, Suite 1501
         Denver, CO  80290

     (b) If to Buyer:

         Mr. Dennis Olson
         216 North 23rd Street
         Bismarck, ND  58502

         With a copy to:
`        Orell D. Schmitz
         Schmitz, Moench & Schmidt
         222 North 4th Street
         P.O. Box 2076
         Bismarck, ND  58502-2076

The designation of the person to be so notified or the address of such person for the purposes of such notice, may be changed from time to time by a similar notice. Any notice which is delivered personally in the manner provided herein, shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail.


     7.6 Entire Agreement; Modification and Waiver. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including without limitation that certain Letter Agreement dated March 20, 1998, between Buyer and Seller. This Agreement may be amended modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions herein may be waived only in writing signed by Seller and Buyer, or in the case of a waiver, by the party waiving compliance therewith. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained herein, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation, warranty or condition set forth herein.

     7.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of North Dakota (other than the choice of law principles thereof), except that the transfer and conveyance of any real and tangible property, and any representations and warranties with respect to real and tangible property, shall be governed by and construed in accordance with the laws of the jurisdiction where such property is located.

     7.8. Captions. The captions of the various Articles and Sections are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

     7.9 Successors and Assigns. Except as permitted by Section 7.4 hereof, this Agreement may not be assigned by any party except with the prior written consent of the other parties hereto. This Agreement, and all of the terms, covenants, representations, warranties and conditions hereof, shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

     7.10 Survival. All covenants and obligations and agreements set forth herein or in any Schedule or document furnished pursuant hereto, or any agreement furnished pursuant hereto, shall survive the Closing and any investigation made by or on behalf of any party hereto. All representations and warranties set forth herein, or any schedule or document furnished pursuant hereto, shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of twenty-four (24) months following the Closing, except that:

     (a) The representations and warranties contained in or made pursuant to the first sentence of Section 2.2 hereof shall survive the Closing and the delivery of such bills of sale, assignments, endorsements and instruments of transfer, without any limitation; and

     (b) The  representations  and  warranties  contained in or made pursuant to
Section 2.4 hereof shall survive the Closing, and the delivery of such bills of sale, assignments, endorsements and instruments of transfer, so long as any claim may be made with respect to such matters, whether under any applicable statute of limitations or otherwise.

The expiration after twenty-four (24) months following the Closing of any representation or warranty shall not affect any claim made with respect thereto on or prior to such expiration.

     7.11 Schedules and Certificates. All statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

     7.12 Severability. If any provision or provisions of this Agreement, or any portion of any provision hereof, shall be deemed invalid, illegal or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity, legality or enforceability hereof and shall not affect the validity or effect of any other portion hereof.

     7.13 Allocation of the Purchase Price. The purchase price shall be allocated as provided on Schedule 7.13 hereto, provided, however, that the allocation of the purchase price may be adjusted subsequent to the Closing as deemed to be necessary by Seller's independent public accountants.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

ATTEST:                             FRONTEER FINANCIAL
                                    HOLDINGS, LTD.

                                    By: /s/
--------------------------------       -------------------------------------
                                       Its:
                                           ---------------------------------


ATTEST:                             FRONTEER MARKETING
                                    GROUP, INC.

                                    By: /s/
--------------------------------       -------------------------------------
                                       Its:
                                           ---------------------------------


ATTEST:                             NORTH COUNTRY YELLOW
                                    PAGES, INC.

                                    By: /s/
--------------------------------       -------------------------------------
                                       Its:
                                           ---------------------------------

                                        /s/ Denniw W. Olson
                                        ------------------------------------
                                        DENNIS W. OLSON

                                 Schedule 1.1(a)
                           Tangible Personal Property

1.   The Furniture and Equipment listed below:

     Description                                 Quantity


     Wood Desk                                   1
     Metal Desks                                 10
     Office Chairs                               12
     Credenza                                    1
     Sofa and Love Seat                          1 each
     Book Case                                   2
     Conference Table                            1
     Conference Table Chairs                     5
     Typewriter                                  2
     Television                                  1
     PC's                                        5
     PC Printers                                 5
     File Cabinets                               13
     Fireproof Files                             3
     Copier                                      1
     Fax Machine                                 1
     Large Book Case                             1
     Server                                      1


2.   Vehicles Listed Below:

     1995 Lincoln Continental                    VIN 1LNLM97V7SY607729
     1988 Cadillac DeVille                       VIN 1G6CD515XJ4202219
     1994 Plymouth Voyager                       VIN 1P4GH44RXRX234573
     1994 Plymouth Voyager                       VIN 1P4GH44R9RX234581

                                 Schedule 1.1(b)
                             Condominium Description



         Lot 216, Center Court, Scottsdale MCR
         261-19
         3031 North Civic Center Place
         Scottsdale, Arizona  85251

                                 Schedule 1.1(c)
                           Office Building Description

         Lots 4,5 and 6, Block 33, of Governor Pierce Addition to the City of Burleigh County, North Dakota

                                 Schedule 1.1(d)
                           Receivables to be Assigned


1.   Notes Receivable Listed Below

     Maker                                       Face Amount

     Patti Mushik                                $7,000
     Delores Pichter                             $1,000
     D.P. Publishing                             $8,586
     Bridgerland                                 $3,659

2.   Telephone Co-Op Receivable

3.   Accounts Receivable

4.   Quick Draw (ACH Receivables)

5.   Contract America Note #1

6.   Contract America Note #2

7.   FMG Equipment

8.   FMG Receivables

9.   FMG Note Receivable - Rusch

10.  Notes Receivable and Payroll Professionals

                                 Schedule 1.1(f)
      Contracts, Agreements, Arrangements, Vendor Orders, Customer Orders,
                Pre-Payments, Advances, Deposits and Commitments


                                     (NONE)

                                 Schedule 1.1(g)
                                Intangible Assets



                                     (NONE)

                                 Schedule 1.1(h)
                            BNC National Bank Account
                               (Account # 606231)

                   (The parties have agreed that no allocation
                  of the balances in the account is necessary)

                                  Schedule 1.4
                               Assumed Obligations


1. Souris River Telephone and Bridgerland Payables in the aggregate amount of $97,425;

2.   Commissions payable in the aggregate amount of $9,000;

3.   Payable to Brite Voice Systems in the aggregate amount of $7,500;

4.   Consolidated Telephone Payable in the amount of $22,630;

5.   Matrix Lease;

6.   Wilton Lease;

7.   1/6 of real estate taxes on the office building being purchased by Buyer;

8. Any and all indebtedness, vendor payables, accounts receivable, commitments of any kind, equipment leases, open contractual commitments and customer or vendor orders or accounts established or incurred by Seller or on Seller's behalf after March 1, 1998.

9. All employee costs incurred either before or after Closing for the employees of the Bismarck Operations including, without limitation, wages, salaries, taxes, health and welfare benefits, retirement benefits, worker's compensation premiums, unemployment compensation premiums and any and all employee claims of any nature whatsoever but excluding specifically the vacation pay benefits owed to Patti Muskik in the amount of $3,109.38.

                                 Schedule 4.4(a)
                                   Prorations



                                     (NONE)

                                  Schedule 7.13


1.      Furniture & Equipment           $ 10,000
2.      Office Building                 $190,000
3.      Arizona Condo                   $ 81,000
4.      Vehicles                        $ 20,000
5.      Notes Receivables               $ 20,000
6.      TelCO Receivables               $ 15,800
7,8 9   Accounts Receivables            $311,600
10.     Contact America Note #1         $271,000
11.     Contact America Note #2         $111,056
12-15   FMG Misc.                          #
                                        --------
                                      $1,029,656

Liabilities
-----------

Telco Payables                         $  97,425
Deferred Comm                              9,000
Audio Text                                 7,500
Consolidated                              22,630
Matrix Lease                             288,545
Wilton Lease                             111,056
                                         -------
                                       $ 536,156
                                         -------
NET                                    $ 493,500